UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/19/2006

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 19, 2006, CDI Corp.'s Board of Directors, upon the recommendation of the Compensation Committee, approved the company's 2006 incentive cash bonus program covering the company's senior management team, including the following executive officers of CDI: Roger Ballou (President and CEO), Mark Kerschner (Executive Vice President and CFO), Cecilia Venglarik (Senior Vice President, Human Resources), Joseph Seiders (Senior Vice President and General Counsel), and John Fanelli (Chief Accounting Officer). The 2006 target bonuses for those executive officers, which would be payable if 100% of the goals are met, are $457,500 for Roger Ballou, $155,000 for Mark Kerschner, $114,750 for Cecilia Venglarik, $85,200 for Joseph Seiders, and $63,000 for John Fanelli. Under the 2006 cash bonus program for these executives, the bonuses will be based: (a) 70% on CDI's achievement of certain levels of return on invested capital during 2006, and (b) 30% on individual objectives established for each executive. For part (a) of the bonus arrangement, a payout scale was created, providing for a threshold level of performance (below which no bonus would be earned), a target level of performance (at which the target bonus amount would be earned), and a cap (the maximum level of performance, above which no additional bonus could be earned). The maximum payout with respect to part (a) of the bonus is 200% of the target, and the maximum payout with respect to part (b) of the bonus is 100% of the target.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: April 25, 2006	By:	/s/ Joseph R. Seiders
Joseph R. Seiders
Senior Vice President and General Counsel